CARE.COM ACQUIRES CITRUS LANE
Transaction Combines Largest Platform for Finding and Managing Family Care with
The Leading Social Commerce Platform Designed for Moms

Waltham, MA, July 17, 2014 – Care.com (NYSE: CRCM), the world’s largest online destination for finding and managing family care has acquired Citrus Lane, the leading social commerce platform designed for moms. The acquisition has been completed for consideration of $22.9 million cash and $8.1 million in equity at close. The agreement also provides for up to an additional $17.6 million in earn out payments of cash and equity over the next two years subject to Citrus Lane’s achievement of certain milestones in 2015 and 2016.
Based in Mountain View, CA, Citrus Lane is the leading subscription-based social commerce service selling curated products to families on a monthly basis. The company sources and reviews every product it recommends, while also encouraging parents to share information on their favorite product discoveries.
Citrus Lane currently has more than 400,000 members, of which 45,000 are paying subscribers. The company had revenue of approximately $6 million in 2013, representing more than 300% growth over 2012. Care.com anticipates that revenues for Citrus Lane will double in 2014 as the company capitalizes on the growing demand for a unique commerce experience that combines curated products with a highly engaged social community. On average, members engage with the site more than twice monthly; more than 2,000,000 member-generated product votes have been posted; and more than half of all orders are placed via mobile devices.
In making the announcement, Care.com Founder and CEO Sheila Lirio Marcelo said, “Care.com’s mission is to be there for families, providing the best care solutions, services, advice and support. Citrus Lane is a natural extension of that mission, providing the best products for families with children, and creating a social community in which moms can share. Both companies have an overwhelmingly female membership so by adding this new dimension to our business, we’ll be helping moms in a new way, engaging with them on an even more frequent basis, and building on our robust mom-community.”

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Ms. Marcelo continued, “Building community and content are significant areas of focus for us. The addition of social commerce capabilities is a natural extension of our marketplace and a progression towards becoming the one-stop-shop for everything families need. The talented team Mauria has built in Mountain View, California will play a key part in helping us innovate and grow our family-focused platforms.”
Mauria Finley, Founder and CEO of Citrus Lane, said “At Citrus Lane, we share the same passion for and commitment to helping families as Care.com does, which is why we couldn’t be more excited about joining Sheila and team. With the breadth and reach of Care.com, we’ll be able to connect with even more parents and children around the world.”
Ms. Finley has been named SVP, GM of Citrus Lane and will continue to run Citrus Lane, which is now a wholly-owned subsidiary of Care.com.
Details of the financial impact of the transaction on Care.com will be discussed as part of Care.com’s second quarter earnings conference call on July 31, 2014.

About Care.com, Inc.
Care.com (NYSE: CRCM) is the world’s largest online destination for finding and managing family care. As of the end of Q1 2014, the Company had 10.7 million members spanning 16 countries, including the US, the United Kingdom, Canada and parts of Western Europe. Care.com’s web and mobile platforms enable families to connect to care providers and caregiving services in a reliable and easy way, while also helping care providers find meaningful work. Through its consumer matching platform, tools and resources, Care.com allows families to make more informed hiring decisions. The Company also enables families to pay caregivers electronically online or via mobile device and also subscribe to Care.com HomePay to manage their household payroll and tax matters. Through its Workplace Solutions unit, Care.com also serves hundreds of thousands of families whose employers provide access to Care.com’s platform, as well as backup dependent care, as a corporate benefit.
About Citrus Lane
Citrus Lane is the leading social e-commerce platform for moms and aims to help families discover and buy the best products for their children, while creating a trusted community in which moms can share. Members of the subscription service receive a monthly box of curated products to help moms discover new and relevant items while delighting their children with fun surprises. All items are handpicked for the child’s age and stage. Citrus Lane also boasts a vibrant community of moms who share their product recommendations, parenting experiences and advice with each other. Subscribers and members may also buy “best of” products anytime at www.citruslane.com/shop.

Cautionary Language Concerning Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to,

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statements regarding the expected benefits to Care.com and Citrus Lane from completing the acquisition, the expected impact the acquisition will have on Care.com’s financial performance, and Citrus Lane’s anticipated revenue growth. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Care.com’s control. Care.com’s and Citrus Lane’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: market acceptance of Citrus Lane’s products and services, Care.com’s ability to grow Citrus Lane’s business, Care.com’s ability to retain Citrus Lane employees following any closing of the acquisition, the ability of Citrus Lane to achieve the earnouts, the potential impact on the business of Care.com or Citrus Lane due to the announcement of the acquisition, and other risks detailed in the Company's other publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.
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Contacts:

Media Relations:	Investor Relations
Nancy Bushkin	Denise Garcia
VP, Public Relations & Corporate Communications, Care.com	ICR, Inc.
781-642-5919	781-795-7244
nbushkin@care.com	investors@care.com